EXHIBIT 5.1
            Legal Opinion of Corey Rinker, Esq., PLLC

                     COREY RINKER, ESQ., PLLC
              P.O. Box 142, Valhalla, New York 10595
        TELEPHONE (914) 419-3993 FACSIMILE (914) 741-9058

March 5, 2002

Board of Directors
DataLogic International, Inc.
12966 Euclid Street, Suite 450
Garden Grove, CA 92840

Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with DataLogic International, Inc.'s (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 1,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), pursuant to certain consulting agreements (the "Agreements").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Agreements and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Further, we consent to the use of this opinion as an exhibit to the Form S-8 Registration Statement and to the reference to this firm in any prospectus which is incorporated by reference into and made a part of the Registration Statement.

Very truly yours,


/s/Corey Rinker
Corey Rinker